Exhibit 4.2

LAND COURT SYSTEM	REGULAR SYSTEM
Return by Mail Pickup PNC BANK, NATIONAL ASSOCIATION 755 West Big Beaver Suite 2400 Troy, MI 48084 Attention: David C. Drouillard Facility #: 0010674168	Total Pages:
Tax Map Key No.: (1) 2-6-022-036, 037, 038, 039 and 043

LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING
(Hawaii)

THIS LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (hereinafter referred to as "Security Instrument"), made as of August 14, 2015, is granted by TRG IMP LLC, a Delaware limited liability company ("Mortgagor"), having an address at c/o The Taubman Company, 200 East Long Lake Road, Suite 300, Bloomfield Hills, MI 48304, for the benefit of PNC BANK, NATIONAL ASSOCIATION, a national association, as Administrative Agent (collectively with its successors or assigns, "Mortgagee"), having an address at 755 West Big Beaver Suite 2400, Troy, MI 48084, for its benefit and the benefit of Lenders.

ARTICLE 1. GRANT

1.1
GRANT. For the purposes of and upon the terms and conditions in this Security Instrument, Mortgagor hereby irrevocably bargains, conveys, mortgages, encumbers, transfers, hypothecates, pledges, sets over, assigns and grants a security interest to Mortgagee, its successors and assigns, with power of sale pursuant to Chapter 667 of the Hawaii Revised Statutes, as may be amended from time to time, and right of entry and possession, all of Mortgagor’s leasehold estate in that real property located in the City and County of Honolulu, Hawaii, described on Exhibit A attached hereto and made a part hereof (the “Real Property”), pursuant to that certain Retail Ground Lease between Mortgagor and Queen Emma Land Company, a Hawaii non-profit corporation, dated August 9, 2013 described in such Exhibit A (“Ground Lease”); together with all rights of Mortgagor as the “Lessee” under the Ground Lease and all credits, deposits (including, without limitation, any deposits of cash, securities or any other property which may be held to secure Mortgagor’s performance of its obligations under the Ground Lease), options (including all options to purchase or extend or renew set forth in the Ground Lease), privileges and rights of Mortgagor under the Ground Lease and all guarantees, if any, of the Ground Lease and any greater estate in the Real Property demised by the Ground Lease as hereafter may be acquired by Mortgagor; together with Collateral (as defined herein); together with all right, title, interest, and privileges of Mortgagor now owned or hereafter acquired in and to all streets, ways, roads, and alleys used in connection with or pertaining to such Real Property, all development rights or credits, licenses and permits, air rights, water, water rights and water stock related to the Real Property, and Mortgagor’s right, title and interest in and to all minerals, oil and gas, and other hydrocarbon substances in, on or under the Real Property, and all appurtenances, easements, estates, tenements, hereditaments, privileges, rights and rights of way appurtenant or related thereto; any and all rights of Mortgagor, as a developer and/or declarant, under any covenants, conditions and restrictions now or hereafter pertaining to the Real Property, provided, however, that Mortgagee shall have no liability under such covenants, conditions and restrictions unless and until Mortgagee acquires title to the Real Property pursuant to a foreclosure or a deed in lieu of foreclosure; together with all buildings and other improvements and fixtures now or hereafter located on the Real Property owned by Mortgagor, including, but not limited to, all apparatus, equipment and appliances owned by Mortgagor used in the operation or occupancy of the Real Property, it being intended by the parties that all such items shall be conclusively considered to be a part of the Real Property, whether or not attached or affixed to the Real

Property ("Improvements"); together with all interest or estate which Mortgagor may hereafter acquire in the property described above, and all additions and accretions thereto, and the proceeds of any of the foregoing; (all of the foregoing being collectively referred to as the "Property"). The listing of specific rights or property shall not be interpreted as a limit of general terms.

TO HAVE AND TO HOLD the Property, together with the Collateral (as hereinafter defined), and all the rights, easements, profits and appurtenances and other property described above, together with all proceeds, products, replacements, additions, substitutions and renewals to or of any or all of the foregoing belonging unto and to the use of the Mortgagee, its successors and assigns forever, and Mortgagor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND the title to the Property against every person whomsoever lawfully claiming or to claim the same or any part thereof.

1.2
ADDRESS. The addresses of the Property (if known) are: 2330 Kalakaua Avenue, Honolulu, HI 96815 and 2345 Kuhio Avenue, Honolulu, HI 96815. Neither the failure to designate an address nor any inaccuracy in the address designated shall affect the validity or priority of the lien of this Security Instrument on the Property as described on Exhibit A.

1.3
WARRANTY OF TITLE; USE OF PROPERTY. Mortgagor represents and warrants (a) that Mortgagor lawfully holds and possesses, without limitation on the right to encumber (other than any condition that has been satisfied prior to the date hereof), (i) good and marketable, leasehold title to the Real Property and (ii) good title to the balance of the Property, and (b) that this Security Instrument is a first and prior lien on the Property subject only to the Permitted Exceptions. Mortgagor further warrants that the Property is not used principally for agricultural or farming purposes.

ARTICLE 2. OBLIGATIONS SECURED

2.1	OBLIGATIONS SECURED. Mortgagor makes this Security Instrument for the purpose of securing the payment and performance of the following obligations (collectively "Secured Obligations"):

(a)
Payment to Lenders of all sums at any time owing under one or more Promissory Notes Secured by this Security Instrument dated as of even date herewith (as the same may be amended, restated or replaced from time to time, collectively, the “Note”), in the aggregate principal amount of THREE HUNDRED THIRTY MILLION EIGHT HUNDRED NINETY THOUSAND DOLLARS ($330,890,000) executed by Mortgagor and payable to the order of Lenders; and

(b)	Payment and performance of all covenants and obligations of Mortgagor under this Security Instrument; and

(c)
Payment and performance of all covenants and obligations on the part of Mortgagor under that certain Building Loan Agreement (as the same may be amended, restated or replaced form time to time, the "Loan Agreement") dated of even date herewith by and between Mortgagor, Mortgagee and Lenders which Loan Agreement provides for the construction of the Improvements on the Property; and

(d)	Payment and performance of all covenants and obligations on the part of Mortgagor under the other Loan Documents (as defined the Loan Agreement); and

(e)
Payment and performance of all future advances and other obligations Mortgagor may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Lenders, when such future advance or obligation is evidenced by an instrument in writing, which recites that it is secured by this Security Instrument including any and all advances or disbursements of Mortgagee or Lenders with respect to the Property for the payment of taxes, assessments, insurance premiums or costs incurred for the protection of the Property; and

(f)
All modifications, extensions, novations and renewals of any of the obligations secured hereby, however evidenced, including, without limitation: (i) modifications of the required principal payment dates or interest payment dates or both, as the case may be, deferring or accelerating payment dates wholly or partly; or (ii) modifications, extensions or renewals at a different rate of interest whether or not in the case of a note, the modification, extension or renewal is evidenced by a new or additional promissory note or notes.

2.2
OBLIGATIONS. The term "obligations" is used herein in its broadest and most comprehensive sense and shall be deemed to include, without limitation, all interest and charges, prepayment charges (if any), late charges and loan fees at any time accruing or assessed on any of the Secured Obligations together with all costs of collecting or enforcing the Secured Obligations.

2.3
INCORPORATION. All terms of the Secured Obligations and the documents evidencing such obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Property shall be deemed to have notice of the terms of the Secured Obligations and to have notice, if provided therein, that: (a) the Note or the Loan Agreement may permit borrowing, repayment and re-borrowing so that repayments shall not reduce the amounts of the Secured Obligations; and (b) the rate of interest on one or more Secured Obligations may vary from time to time.

2.4
FUTURE ADVANCE MORTGAGE. All future advances under the Note, this Security Instrument and the other Loan Documents shall have the same priority as if the future advance was made on the date that this Security Instrument was recorded. Notice is hereby given that the Loan secured hereby may increase as a result of defaults hereunder by Mortgagor, which may include (but are not limited to) unpaid interest or late charges, unpaid taxes, assessments or insurance premiums, or other costs which Mortgagee elects to advance, defaults under Leases (as hereinafter defined) that Mortgagee elects to cure, attorney fees or costs incurred in enforcing the Loan Documents, or other expenses incurred by Mortgagee in protecting the Property, the security of this Security Instrument or Mortgagee's rights and interests; provided, however, that the aggregate amount of indebtedness secured by this Mortgage (including any future advances) shall not exceed $661,780,000. The unpaid Loan (inclusive of all such future advances), together with all accrued but unpaid interest thereon as provided in the Note and this Security Instrument, will be paid on the Maturity Date (if not required to be paid prior to that time by any other provisions of the Loan Agreement, this Security Instrument and/or the other Loan Documents).

ARTICLE 3. ASSIGNMENT OF LEASES AND RENTS

3.1
ASSIGNMENT. Mortgagor hereby absolutely and irrevocably assigns and transfers to Mortgagee all of Mortgagor's right, title and interest in, to and under: (a) all present and future leases, subleases, licenses or occupancy agreements of the Property or any portion thereof and, to the extent assignable, all other agreements of any kind relating to the management, leasing, operation, use or occupancy of the Property or any portion thereof, and shall also include, to the extent assignable, all options, rights of first refusal or guarantees of and security for the tenant’s performance thereunder, the right to exercise any landlord’s liens and other remedies to which the landlord is entitled, and all amendments, extensions, renewals or modifications thereto which are permitted hereunder, whether now existing or entered into after the date hereof ("Leases"); and (b) the rents, revenue, income, receipts, reserves, issues, deposits and profits of the Property, including, without limitation, all amounts payable and all rights and benefits accruing to Mortgagor under the Leases ("Payments"). The term "Leases", as referred to herein, shall also include all of Mortgagor’s right, title and interest in all subleases and other agreements for the use or occupancy of the Property, options, rights of first refusal or guarantees of and security for the tenant's performance thereunder, the right to exercise any landlord's liens and other remedies to which the landlord is entitled, and all amendments, extensions, renewals or modifications thereto which are permitted hereunder. This assignment is intended to be and constitutes a present, unconditional and absolute assignment, not an assignment for security purposes only, and Mortgagee's right to the Leases and Payments is not contingent upon, and may be exercised without possession of, the Property.

3.2
GRANT OF LICENSE. Mortgagee confers upon Mortgagor a revocable license ("License") to collect and retain the Payments as they become due and payable, until the occurrence of a Default (as hereinafter defined). Upon a Default, the License shall be automatically revoked and Mortgagee may collect and apply the Payments pursuant to Section 6.4 without notice and without taking possession of the Property. All payments thereafter collected by Mortgagor shall be held by Mortgagor as trustee under a constructive trust for the benefit of Mortgagee. Mortgagor hereby irrevocably authorizes and directs the tenants under the Leases to rely upon and comply with any notice or demand by Mortgagee for the payment to Mortgagee of any rentals or other sums which may at any time become due under the Leases, or for the performance of any of the tenants' undertakings under the Leases, and the tenants shall have no right or duty to inquire as to whether any Default has actually occurred or is then existing hereunder. Mortgagor hereby relieves the tenants from any liability to Mortgagor by reason of relying upon and complying with any such notice or demand by Mortgagee. Mortgagee may apply, during the continuance of a Default, in its sole discretion, any Payments so collected by Mortgagee against any Secured Obligation under the Loan Documents (as defined in the Loan Agreement), whether existing on the date hereof or hereafter arising. Collection of any Payments by Mortgagee shall not cure or waive any Default or notice of Default or invalidate any acts done pursuant to such notice. If any such Default is cured by Mortgagor, Mortgagee shall thereafter continue to have the right to have Payments made directly to Mortgagee; provided, however, so long as a Default does not then exist, such Payments shall be swept daily to an operating account maintained by Mortgagor.

3.3
EFFECT OF ASSIGNMENT. The foregoing irrevocable assignment shall not cause Mortgagee to be: (a) a mortgagee in possession; (b) responsible or liable for the control, care, management or repair of the Property or for performing any of the terms, agreements, undertakings, obligations, representations, warranties, covenants and conditions of the Leases; or (c) responsible or liable for any waste committed on the Property by the tenants under any of the Leases or any other parties; for any dangerous or defective condition of the Property; or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee, invitee or other person; or (d) responsible for or under any duty to produce rents or profits. Neither Mortgagee nor Lenders shall be directly or indirectly liable to Mortgagor or any other person as a consequence of: (i) the exercise or failure to exercise by Mortgagee, or any of its respective employees, agents, contractors or subcontractors, any of the rights, remedies or powers granted to Mortgagee hereunder; or (ii) the failure or refusal of Mortgagee to perform or discharge any obligation, duty or liability of Mortgagor arising under the Leases, except for gross negligence or willful misconduct.

3.4
REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants, as of the date hereof, that Mortgagor has delivered to Mortgagee a true, accurate and complete list of all Leases, and that, except as disclosed to Mortgagee in writing prior to the date hereof, (a) all existing Leases are in full force and effect and are enforceable in accordance with their respective terms, and no known breach or default, or event which would constitute a breach or default after notice or the passage of time, or both, exists under any existing Leases on the part of any party; (b) no rent or other payment under any existing Lease has been paid by any tenant for more than one (1) month in advance of its accrual, and payment thereof has not otherwise been forgiven, discounted or compromised; and (c) none of the landlord's interests under any of the Leases has been transferred or assigned other than pursuant to an affiliate mortgage that has been satisfied and cancelled prior to the date hereof.

3.5
COVENANTS. Mortgagor covenants and agrees, at Mortgagor's sole cost and expense, to: (a) perform all of the obligations of landlord contained in the Leases and enforce by all available remedies performance by the tenants of the material obligations of the tenants contained in the Leases; (b) exercise Mortgagor's commercially reasonable efforts to keep all portions of the Property that are currently subject to Leases leased at all times; (c) deliver to Mortgagee fully executed, copies of each and every Lease and any modifications or amendments thereto if requested to do so; and (d) execute and record such additional assignments of any Lease or specific subordinations (or subordination, attornment and non-disturbance agreements executed by the landlord and tenant) of any Lease to the Security Instrument to the extent required under the Loan Agreement. Mortgagor shall not, without Mortgagee's prior written consent, in violation of any provision of the Loan Agreement: (i) enter into any Leases after the date hereof; (ii) execute any other assignment relating to any of the Leases; (iii) discount any rent or other sums due under the Leases or collect the same in advance, other than to collect rentals one (1) month in advance of the time when it becomes due under any of the Leases; (iv) terminate, modify or amend any of the terms of the Leases or in any manner release or discharge the tenants from any obligations thereunder; (v) consent to any assignment or subletting by any tenant under any Lease; or (vi) subordinate or agree to subordinate any of the Leases to any other deed of trust, mortgage, deed to secure debt or encumbrance. Any such attempted amendment, cancellation, modification or other action in violation of the provisions of this Section without the prior written consent of Mortgagee shall be null and void. Without in any way limiting the requirement of Mortgagee’s consent hereunder, any sums equal to or greater than $500,000.00 received by Mortgagor in consideration of any termination (or the release or discharge of any tenant, including, without limitation, the termination of a lease in connection with a volume out clause), modification or amendment of any Lease shall be delivered to Mortgagee to be held in a cash collateral account to fund re-leasing costs (such cash collateral to be disbursed by Administrative Agent to fund such re-leasing costs in the same manner for disbursements as set forth in the Loan Agreement, which funds shall be disbursed prior to any Loan proceeds in the Disbursement Budget being disbursed for that line item) and any such sums received by Mortgagor shall be held in trust by Mortgagor for such purpose; provided, however, notwithstanding the foregoing, from and after Second Tier Stabilization, such sums may be retained by Mortgagor provided that (1) Mortgagor certifies to Mortgagee that after giving effect to the exclusion of revenue, if any, caused by said termination, release, modification, or amendment of the applicable Lease, Borrower satisfies the Minimum Debt Service Coverage requirement set forth in Section 9.23 of the Loan Agreement, or (2) in the event Mortgagor fails to meet the Minimum Debt Service Coverage requirement pursuant to clause (1) above, Mortgagor delivers to Mortgagee an unconditional letter of credit, in satisfactory form and issued by a bank acceptable to Mortgagee in its reasonable discretion, in an amount equivalent to the principal payment amount necessary to meet the Minimum Debt Service Coverage Ratio.

3.6
ESTOPPEL CERTIFICATES. Within thirty (30) days after written request by Mortgagee (but not more frequently than once during the term of the Loan unless a Default exists), Mortgagor shall use commercially reasonable efforts to obtain and deliver to Mortgagee estoppel certificates executed by each of the tenants, in recordable form, certifying (if such be the case) to certain matters relating to the Leases, including, without limitation: (a) that the foregoing assignment and the Leases are in full force and effect; (b) the date and amount of each tenant's most recent payment of rent and other charges; (c) that there are no uncured defaults, defenses or offsets outstanding, or stating those claimed by Mortgagor or tenants under the foregoing assignment or the Leases, as the case may be; and (d) any other information reasonably requested by Mortgagee.

ARTICLE 4. SECURITY AGREEMENT AND FIXTURE FILING

4.1
SECURITY INTEREST. Mortgagor hereby grants and assigns (to the extent assignable without the consent of any Person unless such consent was obtained) to Mortgagee for its benefit and the benefit of the Lenders as of the Effective Date (as defined in the Loan Agreement) a security interest, to secure payment and performance of all of the Secured Obligations, in all of the following described personal property and fixtures in which Mortgagor now or at any time hereafter has any interest (collectively, the "Collateral"):

All goods, building and other materials, supplies, inventory, work in process, equipment, machinery, fixtures, furniture, furnishings, signs and other personal property and embedded software included therein and supporting information, wherever situated, which are or are to be incorporated into, used in connection with, or appropriated for use on the Property; together with all Payments and other rents and security deposits derived from the Property; all inventory, accounts, cash receipts, deposit accounts (including impound accounts, if any), accounts receivable, contract rights, contracts (including, without limitation, property management agreements, leasing agreements, architects’ agreements, construction agreements, and acquisition agreements), licenses, agreements, general intangibles, payment intangibles, software, chattel paper (whether electronic or tangible), instruments, documents, promissory notes, drafts, letters of credit, letter of credit rights, interest rate swap agreements, interest rate hedge agreements, supporting obligations, insurance policies, insurance and condemnation awards and proceeds, proceeds of the sale of promissory notes, any other rights to the payment of money, trade names, trademarks and service marks arising from or related to the ownership, management, leasing, operation, sale or disposition of the Property or any business now or hereafter conducted thereon by Mortgagor; all development rights and credits, and any and all permits, consents, approvals, licenses, authorizations and other rights granted by, given by or obtained from, any governmental entity with respect to the Property; all water and water rights, wells and well rights, canals and canal rights, ditches and ditch rights, springs and spring rights, and reservoirs and reservoir rights appurtenant to or associated with the Property, whether decreed or undecreed, tributary, non-tributary or not non-tributary, surface or underground or appropriated or unappropriated, and all shares of stock in water, ditch, lateral and canal companies, well permits and all other evidences of any of such rights; all deposits or other security now or hereafter made with or given to utility companies by Mortgagor with respect to the Property; all advance payments of insurance premiums made by Mortgagor with respect to the Property; all plans, drawings and specifications relating to the Property; all loan funds held by Mortgagee, whether or not disbursed; all funds deposited with Mortgagee pursuant to any loan agreement; all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Property or any portion thereof; all of Mortgagor's right, title and interest, now or hereafter acquired, to the payment of money from Mortgagee to Mortgagor under any Swap Agreement; together with all replacements and proceeds of, and additions and accessions to, any of the foregoing; together with all books, records and files relating to any of the foregoing.

As to all of the above described personal property which is or which hereafter becomes a "fixture" under applicable law, it is intended by Mortgagor and Mortgagee that this Security Instrument constitutes a fixture filing filed with the real estate records of the Bureau of Conveyances of the State of Hawaii and/or Office of the Assistant Registrar of the Land Court of the State of Hawaii, under the Uniform Commercial Code, as amended or recodified from time to time, from the state wherein the Property is located ("UCC"), and is acknowledged and agreed to be a "construction mortgage" under the UCC. For purposes of this fixture filing, the "Debtor" is the Mortgagor and the "Secured Party" is the Mortgagee. A description of the land which relates to the fixtures is set forth in Exhibit A attached hereto. Mortgagor is the record owner of a one hundred percent (100%) leasehold interest in such land. The filing of a financing statement covering the Collateral shall not be construed to derogate from or impair the lien or provisions of this Security Instrument with respect to any property described herein which is real property or which the parties have agreed to treat as real property. Similarly, nothing in any financing statement shall be construed to alter any of the rights of Mortgagee under this Security Instrument or the priority of Mortgagee's lien created hereby, and such financing statement is declared to be for the protection of Mortgagee in the event any court shall at any time hold that notice of Mortgagee's priority interest in any property or interests described in this Security Instrument must, in order to be effective against a particular class of persons, including but not limited to the Federal government and any subdivision, agency or entity of the Federal government, be filed in the UCC records.

4.2	Fixture Filing. This instrument shall be deemed to be a Fixture Filing within the meaning of the Hawaii Uniform Commercial Code, and for such purpose, the following information is given:

(a)    Name and Address of Debtor:
TRG IMP LLC
200 East Long Lake Road
Suite 300
Bloomfield Hills, MI 48304

(b)    Organizational Number of Debtor:
4787445

(c)    Name and Address of Secured Party:
PNC BANK, NATIONAL ASSOCIATION
500 First Avenue
(P7-PFSC-04-V)
Pittsburgh, PA 15219

(d)    Description of the types of property covered by this Fixture Filing:
The Property and Collateral described herein.

(e)    The real estate to which such fixtures are or are to be attached:

See Exhibit A attached hereto, the record owner of a leasehold interest therein is Debtor.

4.3
REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants that, as of the date hereof: (a) to Mortgagor’s knowledge, Mortgagor has, or will have, good title to the Collateral; (b) Mortgagor has not previously assigned or encumbered the Collateral, and no financing statement covering any of the Collateral has been delivered to any other person or entity; and (c) Mortgagor's principal place of business is located at the address set forth in Section 4.2 above.

4.4
COVENANTS. Mortgagor agrees: (a) to execute and deliver such documents as are reasonably necessary to create, perfect and continue the security interests contemplated hereby; (b) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Mortgagee prior written notice thereof; (c) to cooperate with Mortgagee in perfecting all security interests granted herein; and (d) that Mortgagee is authorized to file financing statements in the name of Mortgagor to perfect Mortgagee's security interest in the Collateral.

4.5
RIGHTS OF MORTGAGEE. In addition to Mortgagee's rights as a "Secured Party" under the UCC, Mortgagee may, but shall not be obligated to, at any time without notice and at the expense of Mortgagor, after the occurrence and during the continuance of a Default: (a) give notice to any person of Mortgagee's rights hereunder and enforce such rights at law or in equity; (b) insure, protect, defend and preserve the Collateral or any rights or interests of Mortgagee therein; (c) inspect the Collateral; and (d) endorse, collect and receive any right to payment of money owing to Mortgagor under or from the Collateral. Notwithstanding the above, in no event shall Mortgagee be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagee shall make an express written election of said remedy under the UCC, or applicable law.

Upon the occurrence and during the continuance of a Default under this Security Instrument, then in addition to all of Mortgagee's rights as a "Secured Party" under the UCC or otherwise at law and in addition to Mortgagee's rights under the Loan Documents:

(a)
Mortgagee may (i) upon written notice, require Mortgagor to assemble any or all of the Collateral and make it available to Mortgagee at a place designated by Mortgagee; (ii) without prior notice, enter upon the Property or other place where any of the Collateral may be located and take possession of, collect, sell, lease, license or otherwise dispose of any or all of the Collateral, and store the same at locations acceptable to Mortgagee at Mortgagor's expense; (iii) sell, assign and deliver at any place or in any lawful manner all or any part of the Collateral and bid and become the purchaser at any such sales; and

(b)
Mortgagee may, for the account of Mortgagor and at Mortgagor's expense: (i) operate, use, consume, sell, lease, license or otherwise dispose of the Collateral as Mortgagee deems appropriate for the purpose of performing any or all of the Secured Obligations; (ii) enter into any agreement, compromise, or settlement, including insurance claims, which Mortgagee may deem desirable or proper with respect to any of the Collateral; and (iii) endorse and deliver evidences of title for, and receive, enforce and collect by legal action or otherwise, all indebtedness and obligations now or hereafter owing to Mortgagor in connection with or on account of any or all of the Collateral; and

(c)
Mortgagee may apply any proceeds of any disposition of any Collateral to the payment of expenses incurred by Mortgagee in connection with the foregoing, including reasonable attorneys' fees, and the balance of such proceeds may be applied by Mortgagee toward the payment of the Secured Obligations in such order of application as Mortgagee may from time to time elect.

Notwithstanding any other provision hereof, Mortgagee shall not be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagor shall make an express written election of said remedy under the UCC or other applicable law. Mortgagor agrees that Mortgagee shall have no obligation to process or prepare any Collateral for sale or other disposition. Mortgagor acknowledges and agrees that a disposition of the Collateral in accordance with Mortgagee's rights and remedies as heretofore provided is a disposition thereof in a commercially reasonable manner and that ten (10) days prior notice of such disposition is commercially reasonable notice.

4.6
POWER OF ATTORNEY. Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor's attorney-in-fact (such agency being coupled with an interest), and as such attorney-in-fact Mortgagee may, without the obligation to do so, in Mortgagee's name, or in the name of Mortgagor, prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve any of Mortgagee's security interests and rights in or to any of the Collateral; provided, however, that Mortgagee as such attorney-in-fact shall be accountable only for such funds as are actually received by Mortgagee.

ARTICLE 5. RIGHTS AND DUTIES OF THE PARTIES

5.1
PERFORMANCE OF SECURED OBLIGATIONS. Mortgagor shall promptly pay and perform each Secured Obligation for which it is responsible hereunder or under the Loan Agreement when due. If Mortgagor fails to timely pay or perform any portion of the Secured Obligations (including taxes, assessments and insurance premiums), or if a legal proceeding is commenced that may adversely affect Mortgagee's rights in the Property, and Mortgagor does not take action to protect Mortgagee’s rights in a timely manner upon Mortgagee’s request, then Mortgagee may (but is not obligated to), at Mortgagor's expense, take such action as it considers to be necessary to protect the value of the Property and Mortgagee's rights in the Property, including the retaining of counsel, and any amount so expended by Mortgagee will be added to the Secured Obligations and will be payable by Mortgagor to Mortgagee on demand, together with interest thereon from the date of demand until paid at the default rate provided in the Note.

5.2
TAXES AND ASSESSMENTS. Subject to Mortgagor’s rights to contest payment of taxes or assessments as may be provided in the Loan Agreement, Mortgagor shall pay prior to delinquency all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or which may become a lien upon the Property or any interest therein. Subject to Mortgagor's rights to contest payment of taxes or assessments as provided in Section 13.7 of the Loan Agreement, Mortgagor shall also pay prior to delinquency all taxes, assessments, levies and charges imposed by any public authority upon Mortgagee by reason of its interest in any Secured Obligation or in the Property, or by reason of any payment made to Mortgagee pursuant to any Secured Obligation; provided, however, Mortgagor shall have no obligation to pay taxes which may be imposed from time to time upon Mortgagee and which are measured by and imposed upon Mortgagee's net income.

5.3
LIENS, ENCUMBRANCES AND CHARGES. Subject to Mortgagor's rights to contest liens as provided in the Loan Agreement, Mortgagor shall immediately discharge all liens, claims and encumbrances that are not Permitted Exceptions that has or may attain priority over this Security Instrument. Except as otherwise expressly provided in the Loan Agreement, Mortgagor shall pay when due all obligations secured by, or which may become, liens and encumbrances which shall now or hereafter encumber or appear to encumber all or any part of the Property or Collateral, or any interest therein, whether senior or subordinate hereto.

5.4	DAMAGES; INSURANCE AND CONDEMNATION PROCEEDS.

(a)
The following (whether now existing or hereafter arising) are all assigned by Mortgagor to Mortgagee and, at the request of Mortgagee, shall be paid directly to Mortgagee: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Property or Collateral; (ii) all proceeds of any insurance policies (whether or not expressly required by Mortgagee to be maintained by Mortgagor, including, but not limited to, earthquake insurance and terrorism insurance, if any) payable by reason of loss sustained to all or any part of the Property or Collateral; and (iii) all interest which may accrue on any of the foregoing. Subject to applicable law, and without regard to any requirement contained in this Security Instrument, Mortgagee may at its discretion apply all or any of the proceeds it receives to its reasonable, out-of-pocket, third-party expenses in settling, prosecuting or defending any claim and may apply the balance to the Secured Obligations in such order and amounts as Mortgagee in its sole discretion may choose, and/or Mortgagee may release all or any part of the proceeds to Mortgagor upon any conditions Mortgagee may impose. Mortgagee may commence, appear in, defend or prosecute any assigned claim or action and may adjust, compromise, settle and collect all claims and awards assigned to Mortgagee; provided, however, in no event shall Mortgagee be responsible for any failure to collect any claim or award, regardless of the cause of the failure, including, without limitation, any malfeasance or nonfeasance by Mortgagee or its employees or agents. Notwithstanding anything to the contrary contained herein, provided that no Default then exists, Mortgagor may, without the prior written consent of Mortgagee, settle, adjust or compromise any condemnation awards and claims for loss, damage or destruction (including, without limitation, claims under insurance policies) for any award or claim equal to or less than $5,000,000.00; provided, however, that Mortgagee may commence, appear in, defend or prosecute any assigned claim or action and, with respect to claims or actions in excess of $5,000,000.00 or at any time a Default exists, may adjust, compromise, settle and collect all claims and awards assigned to Mortgagee; provided, however, in no event shall Mortgagee be responsible for any failure to collect any claim or award, regardless of the cause of the failure.

(b)
Notwithstanding anything contained hereto to the contrary, Mortgagee shall permit insurance or condemnation proceeds to be used for repair or restoration but may condition such application upon the following conditions: (i) the deposit with Mortgagee of such additional funds which Mortgagee reasonably determines are needed to pay all costs of the repair or restoration, (including, without limitation, taxes, financing charges, insurance and rent during the repair period); (ii) the establishment of an arrangement for lien releases and disbursement of funds reasonably acceptable to Mortgagee (the arrangement contained in the Loan Agreement for obtaining lien releases and disbursing loan funds shall be deemed reasonable with respect to disbursement of insurance or condemnation proceeds); (iii) the delivery to Mortgagee of plans and specifications for the work, a contract for the work signed by a contractor reasonably acceptable to Mortgagee, a cost breakdown for the work, all of which shall be reasonably acceptable to Mortgagee; and (iv) the delivery to Mortgagee of evidence acceptable to Mortgagee (aa) that after completion of the work the income from the Property will be sufficient to pay all expenses and debt service for the Property; (bb) after completion of the work, the continued occupancy by Anchor and no less than 75% of the Improvements under Approved Leases, which occupancy shall be distributed evenly among the floors and the ends of the Improvements; (cc) that upon completion of the work, the size, capacity and total value of the Property will be at least as great as it was before the damage or condemnation occurred and confirmation that the Property will satisfy the Loan-to-Value Percentage required as a condition to exercise the next occurring extension option under the Loan Agreement (dd) no Default shall have occurred; (ee) such repair or restoration can be completed prior to the Maturity Date; and (ff) of the satisfaction of any additional conditions that Mortgagee may reasonably establish to protect its security and be continuing, including, without limitation, the requirement of either subguard insurance or a payment and performance bond for the work. Mortgagor hereby acknowledges that the conditions described above are reasonable, and, if such conditions have not been satisfied within ninety (90) days of receipt by Mortgagee of such insurance or condemnation proceeds, then Mortgagee may apply such insurance or condemnation proceeds to pay the Secured Obligations in such order and amounts as Mortgagee in its sole discretion may choose.

(c)
Notwithstanding anything contained hereto to the contrary, if the insurance proceeds or condemnation award at issue does not exceed $5,000,000.00, and no Default is in existence hereunder, such proceeds or award shall be paid directly to Mortgagor for use in the restoration of the Property, without any requirement that the conditions set forth and described in Section 5.4(b) above be satisfied. At Mortgagee’s request, Mortgagor shall deliver to Mortgagee evidence reasonably satisfactory to Mortgagee that such proceeds and/or condemnation awards have been used to comply with Mortgagor’s obligation to repair and restore the Property pursuant to Section 5.5(d) hereof.

(d)
Notwithstanding the foregoing, to the extent that the provisions regarding application of proceeds in the event of casualty or condemnation set forth in the Ground Lease or Anchor Lease conflict with any provision of this Section 5.4, such provisions of the Ground Lease or Anchor Lease shall control.

5.5
MAINTENANCE AND PRESERVATION OF THE PROPERTY. Subject to, and to the extent of, the provisions of the Loan Agreement, Mortgagor covenants: (a) to insure the Property and Collateral against such risks as Mortgagee may require as set forth in the Loan Agreement and, at Mortgagee's request, to provide evidence of such insurance to Mortgagee, and to comply with the requirements of any insurance companies providing such insurance; (b) to keep the Property and Collateral in good condition and repair; (c) not to remove or demolish the Property or Collateral or any part thereof, not to alter or add to the Property or Collateral; (d) to complete or restore promptly and in good and workmanlike manner the Property and Collateral, or any part thereof which may be damaged or destroyed, provided Mortgagee permits insurance proceeds be used therefor as provided in Section 5.4 above; (e) to comply with all laws, ordinances, regulations and standards, and all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character which affect the Property or Collateral and pertain to acts committed or conditions existing thereon, including, without limitation, any work, alteration, improvement or demolition mandated by such laws, covenants or requirements; (f) not to commit or permit waste of the Property or Collateral; and (g) to do all other acts which from the character or use of the Property or Collateral may be reasonably necessary to maintain and preserve its value.

5.6
DEFENSE AND NOTICE OF LOSSES, CLAIMS AND ACTIONS. At Mortgagor's sole expense, Mortgagor shall protect, preserve and defend title to and right of possession of the Property and Collateral, the security hereof and the rights and powers of Mortgagee hereunder against all adverse claims. Mortgagor shall give Mortgagee prompt notice in writing of the assertion in writing of any claim, of the filing of any action or proceeding, of the occurrence of any material damage to the Property or Collateral and of any condemnation offer or action with respect to the Property or Collateral.

5.7
ACTIONS BY MORTGAGEE. From time to time, without affecting the personal liability of any person for payment of any indebtedness or performance of any obligations secured hereby, Mortgagee, without liability therefor and without notice, may: (a) release all or any part of the Property from this Security Instrument; (b) upon request of Mortgagor or if a Default shall then exist, consent to the making of any map or plat thereof; and (c) upon request of Mortgagor or if a Default shall then exist, join in any grant of easement thereon, any declaration of covenants and restrictions, or any extension agreement or any agreement subordinating the lien or charge of this Security Instrument.

5.8
DUE ON SALE; ENCUMBRANCE. If, in violation of the terms and conditions of the Loan Agreement, the Property or any interest therein or if any direct or indirect ownership interest in Mortgagor shall be sold, under contract to sell, transferred, mortgaged, assigned, further encumbered or leased, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law, or if there shall be any change in the management of the Property or Mortgagor in violation of the terms and conditions of the Loan Agreement, in each case without the prior written consent of Mortgagee or as expressly permitted by or in accordance with the Loan Agreement, THEN, subject to any applicable notice or cure period, Mortgagee, in its sole discretion, may at any time thereafter declare all Secured Obligations immediately due and payable.

5.9
RELEASES, EXTENSIONS, MODIFICATIONS AND ADDITIONAL SECURITY. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Property and Collateral or in any manner obligated under the Secured Obligations ("Interested Parties"), Mortgagee may, from time to time and without notice to Mortgagor (i) release any person or entity from liability for the payment or performance of any Secured Obligation; (ii) take any action or make any agreement extending the maturity or otherwise altering the terms or increasing the amount of any Secured Obligation; or (iii) accept additional security or release all or a portion of the Property and Collateral and other security for the Secured Obligations. None of the foregoing actions shall release or reduce the personal liability of any of said Interested Parties under the Guaranties or Indemnity, or release or impair the priority of the lien of and security interests created by this Security Instrument upon the Property, the Collateral or any other security provided herein or in the other Loan Documents.

5.10
RELEASE OF ASSIGNMENT. When the Property has been fully released or discharged, the last such release or discharge shall operate as a reassignment of all future rents, issues and profits of the Property to the person or persons legally entitled thereto.

5.11
SUBROGATION. Mortgagee shall be subrogated to the lien of all encumbrances, whether released of record or not, paid in whole or in part by Mortgagee pursuant to the Loan Documents or by the proceeds of any loan secured by this Security Instrument.

5.12
RIGHT OF INSPECTION. Mortgagee, its agents, representatives and employees, may enter any part of the Property at any reasonable time and upon reasonable prior written notice for the purpose of inspecting the Property and Collateral and ascertaining Mortgagor's compliance with the terms hereof and the other Loan Documents.

5.13	PRESERVATION OF THE LEASEHOLD ESTATE.

(a)
Delivery of Ground Lease. Mortgagor has delivered to Mortgagee a true, correct, and complete copy of the Ground Lease, together with all amendments, supplements, modifications, assignments or transfers thereto, if any, and Mortgagor represents that other than as set forth in Section 1.1 of this Security Instrument, the Ground Lease has not been amended, supplemented, modified, assigned or transferred. Mortgagor further represents and warrants that (i) Mortgagor holds the sole leasehold estate in the Ground Lease, subject to no subleases of the Ground Lease, (ii) all rent and other charges therein have been paid to the extent they are due and payable to the date hereof, (iii) Mortgagor enjoys the quiet and peaceful possession of the property demised thereby subject to the Ground Lease, (iv) Mortgagor has not executed any prior mortgage, pledge, hypothecation, assignment or other transfer of its right, title and interest under the Ground Lease, other than in favor of Mortgagee, other than pursuant to an affiliate mortgage that has been satisfied and cancelled prior to the date hereof, (v) Mortgagor has not performed any act or executed any instrument with respect to the Ground Lease which might prevent Mortgagee from exercising its rights under this Security Instrument or the Loan Documents with respect thereto, and (vi) Mortgagor has not received written notice of default thereunder that has not been cured.

(b)
Performance of the Ground Lease. Mortgagor shall not do any act which would destroy or materially impair the benefits to Mortgagee of this Security Instrument, and without limiting the generality of the foregoing, Mortgagor agrees: (i) to perform promptly all obligations, agreements, covenants, terms, and conditions imposed upon or assumed by it under the Ground Lease; (ii) not to take any action or omit to take any action which would permit the termination of the Ground Lease; and (iii) to pay, when due, all rent and all other payments and charges under the Ground Lease, including, without limitation, insurance, taxes, and assessments thereunder. Mortgagor agrees to perform all other obligations and agreements under the Ground Lease and Mortgagor agrees not to take any action or omit to take any action which would permit the termination of said leasehold. Mortgagor agrees not to take any action or omit to take any action under the Ground Lease which requires Mortgagee’s approval and/or consent, without first obtaining such approval and/or consent from Mortgagee, which consent may be granted or withheld in Mortgagee’s sole discretion (unless a different standard for Mortgagee’s consent to action under the Ground Lease is expressly provided herein or in the other Loan Documents).

(c)
Further Assurances. Mortgagor shall, within five (5) days after receipt of written request by Mortgagee, execute and deliver to Mortgagee, or to any person designated by Mortgagee, such further instruments, agreements, powers, assignments, conveyances, or the like as may be necessary to complete or perfect the interests, rights, or powers of Mortgagee under this Section 5.13.

(d)
Proof of Payment. Mortgagor shall within five (5) days after receipt of written request by Mortgagee, deliver to Mortgagee proof of payment of all items that are required to be paid by Mortgagor under the Ground Lease.

(e)
No Surrender, Termination, Amendment or Sublease. Mortgagor shall not, without the prior written consent of Mortgagee in Mortgagee’s sole and absolute discretion: (i) surrender Mortgagor’s leasehold estate and interest under the Ground Lease; (ii) terminate or cancel the Ground Lease; (iii) fail to renew or exercise any options to renew the Ground Lease; (iv) assign or transfer all or any portion of Mortgagor’s leasehold estate and interest under the Ground Lease; or (v) subordinate the Ground Lease to any mortgage, deed of trust, deed to secure debt, lease or other interest, either oral or in writing. Mortgagor shall not, without the prior written consent of Mortgagee in Mortgagee’s sole and absolute discretion (x) consent or refuse to consent to any action that the lessor desires to take under or with respect to any Ground Lease; (y) modify, change, supplement, alter, or amend the Ground Lease, either orally or in writing. Mortgagee’s consent to one modification, change, supplement, alteration, amendment, or sublease of the Ground Lease shall not be deemed to be a waiver of its right to require consent to other, future, or successive modifications, changes, supplements, alterations, amendments, subleases, assignments, or transfers of the Ground Lease; or (z) waive or release the lessor from any obligations or conditions to be performed by lessor under the Ground Lease. Mortgagor shall promptly deliver to Mortgagee a true, correct and complete copy of any modification, change, supplement, alteration, or amendment to the Ground Lease.

(f)
No Subordination. Mortgagor shall not subordinate or consent to the subordination of its interest in the Ground Lease to any mortgage, deed to secure debt, lease, or other interest in all or any part of the Property without the prior written consent of Mortgagee.

(g)
Notice of Default. Mortgagor shall give immediate notice to Mortgagee of any written notice of default or of the exercise of any remedies relating to defaults or breach of the Ground Lease, and shall deliver copies of any and all such notices to Mortgagee within five (5) days after the receipt thereof, and shall deliver prompt notice of any litigation or arbitration with respect to the Ground Lease of which Mortgagor is aware. Mortgagor also shall furnish Mortgagee any and all information that Mortgagee may reasonably request concerning Mortgagor’s performance under the Ground Lease.

(h)
Mortgagee’s Right to Cure. Mortgagee shall have the right, but not the obligation, to take any actions reasonably necessary to cure any default by Mortgagor under the Ground Lease within the time, if any, provided by the terms of the Ground Lease for such purpose. Upon receipt by Mortgagee of any written notice of default by Mortgagor under the Ground Lease, Mortgagee may rely thereon and, whether or not such default constitutes a Default under the terms of the Loan Agreement, take any action to cure such default even though the existence of such default or the nature thereof is questioned or denied by Mortgagor or by any other party, provided, that if such default does not constitute a Default under the terms of the Loan Agreement, then Mortgagee shall not take any action to cure the default without first providing five (5) days’ prior written notice to Mortgagor. Mortgagor hereby expressly grants to Mortgagee and agrees that Mortgagee shall have, the absolute and immediate right to enter in and upon the Property or any part thereof to such extent and as often as Mortgagee, in its reasonable discretion, deems necessary or desirable, at reasonable times and subject to the rights of the tenants and occupants of the Property in order to prevent or to cure any such default with respect to the Ground Lease and without becoming a mortgagee in possession. Mortgagee may pay and expend such sums of money as Mortgagee in its reasonable discretion deems necessary for any such purpose, and Mortgagor hereby agrees to pay to Mortgagee within five (5) days after demand, all such sums so paid and expended by Mortgagee, together with interest thereon from the date of such payment at the Default Rate (as such term is defined in the Note). All sums so paid and expended by Mortgagee and the interest thereon shall be added to and be secured by the lien of this Security Instrument.

(i)
Notice of Change in Title. Mortgagor shall notify Mortgagee of any acquisition by Mortgagor of the fee title in any of the property covered by the Ground Lease. If Mortgagor obtains any further interest in the property covered by the Ground Lease, including such fee title, such interest shall be covered by this Security Instrument and Mortgagor shall execute and deliver to Mortgagee such additional documents as are reasonably necessary to protect Mortgagee’s interest therein.

(j)
No Release. No release or forbearance of any of Mortgagor’s obligations under the Ground Lease, pursuant to the Ground Lease or otherwise, shall, unless consented to in writing by Mortgagee, release Mortgagor from any obligations under this Security Instrument, including release from the obligations with respect to the payment of rent as provided for in the Ground Lease and the performance of any of the terms, provisions, covenants, conditions, and agreements contained in the Ground Lease to be kept, performed and complied with by Mortgagor as provided therein.

(k)
No Merger. Unless Mortgagee shall consent in writing, so long as this Security Instrument is in effect, the fee title to the property covered by the Ground Lease and Mortgagor’s leasehold estate created by the Ground Lease shall not merge, but shall always remain separate and distinct, notwithstanding the union of such estates in the Mortgagee or Mortgagor by purchase, operation of law, or otherwise. If Mortgagee shall acquire such fee title and leasehold estate by foreclosure of this Security Instrument or otherwise, then such estates shall not merge as a result of such acquisition but shall remain separate and distinct for all purposes after such acquisition unless and until Mortgagee elects to merge such estates.

(l)
No Conflict. The provisions hereof shall be deemed to be obligations of Mortgagor in addition to Mortgagor’s obligations under the Ground Lease; provided, however, that nothing in this Security Instrument shall be construed as requiring the taking of or the committing to take any action by Mortgagor or Mortgagee that would cause a default under the Ground Lease. The inclusion in this Security Instrument of any covenants and agreements relating to similar matters under which Mortgagor is obligated under the Ground Lease shall not restrict or limit Mortgagor’s duties and obligations to keep and perform promptly all of its covenants, agreements, and obligations under the Ground Lease.

(m)
Conditional Assignment of Ground Lease. To the extent permitted by applicable law and the Ground Lease, Mortgagor does hereby assign, transfer, set, over and deliver to the Mortgagee, all of Mortgagor’s rights, title and interest in, to and under the Ground Lease. By its acceptance hereof, Mortgagee hereby covenants and agrees that so long as there exists no Default hereunder, Mortgagor shall have the right to possess and enjoy the real property leased pursuant to the Ground Lease, subject to the terms and conditions contained herein.

(n)
Attorney-in-Fact. Effective upon the occurrence and during the continuance of a Default, Mortgagor hereby constitutes and appoints Mortgagee the true and lawful attorney-in-fact, coupled with an interest, of Mortgagor, empowered and authorized in the name, place and stead of Mortgagor to exercise all rights of Mortgagor under the Ground Lease. The foregoing appointment is irrevocable and continuing and such rights, powers and privileges shall be exclusive in Mortgagee, its successors and assigns, so long as such Default remains not cured by Mortgagor.

(o)
New Ground Lease. If, after the termination of the Ground Lease for any reason pursuant to the expiration of its term, Mortgagee or its designee shall acquire or obtain a new ground lease covering any portion of the property covered by the Ground Lease (a “New Ground Lease”), then Mortgagor shall have no right, title or interest whatsoever in or to such New Ground Lease, or any proceeds or income arising from the estate arising under such New Ground Lease, including any from any sale or other disposition thereof. Mortgagee or its designee shall hold such New Ground Lease free and clear of any right or claim of Mortgagor.

(p)	Bankruptcy Provisions.

(i)Bankruptcy Code. Mortgagor acknowledges that, pursuant to Section 365 of the Bankruptcy Code (as defined in the Loan Agreement), it is possible that a trustee in bankruptcy of the lessor, its successors and assigns, as a debtor-in-possession, could reject the Ground Lease, in which case Mortgagor, as lessee, would have the election described in Section 365(h) of the Bankruptcy Code (“Election”) to treat the Ground Lease as terminated by such rejection or, in the alternative, to remain in possession for the balance of the term of the Ground Lease and any renewal or extension thereof that is enforceable by lessee under applicable non-bankruptcy law. Mortgagor covenants that Mortgagor will not suffer or permit the termination of the Ground Lease by exercise of the Election or otherwise without the prior written consent of Mortgagee. Mortgagor acknowledges that because the Ground Lease is a primary part of Mortgagee’s security for the Secured Obligations, Mortgagee does not anticipate that it would consent to the termination of the Ground Lease and shall not under any circumstances be obligated to give such consent (unless required by law).

(ii)Assignment of Election. In order to secure the covenant made in Subsection (p) above and as further security for the Secured Obligations, to the extent permitted by applicable law, Mortgagor hereby assigns the Election to Mortgagee. Mortgagor acknowledges and agrees that the foregoing assignment of the Election is one of the rights which Mortgagee may use at any time in order to protect and preserve the other rights and interests of Mortgagee under this Security Instrument and the other Loan Documents. Mortgagor further acknowledges and agrees that the Election is in the nature of a remedy and is not a property interest which Mortgagor can separate from the Ground Lease. Therefore, Mortgagor agrees that exercise of the Election in favor of preserving the right to possession under the Ground Lease shall not be deemed a partial or other taking or sale of the Property by Mortgagee and should not entitle Mortgagor to any credit against the Secured Obligations.

(iii)Rejection as Default. Mortgagor acknowledges and agrees that, in the event that the Election is exercised in favor of Mortgagor remaining in possession, then Mortgagor’s resulting right to possession and use of (and the rents, issues and profits from) the Property, as adjusted by the effect of Section 365 of the Bankruptcy Code, shall then be subject to the lien and encumbrance of this Security Instrument. However, Mortgagor acknowledges and agrees that such right to possession and use of the Property as so adjusted is not equivalent to Mortgagor’s leasehold estate under the Ground Lease as of the date hereof. Therefore, Mortgagor agrees that the rejection of the Ground Lease under the Bankruptcy Code shall constitute a Default under this Security Instrument if, in Mortgagee’s sole judgment, such rejection shall result in material impairment to the value of the Property and shall entitle Mortgagee to all rights and remedies provided for in this Security Instrument or the other Loan Documents in the event of the occurrence of a Default.

(iv)Mortgagor hereby unconditionally assigns, transfers and sets over to Mortgagee all of Mortgagor's claims and rights to the payment of damages arising from any rejection of the Ground Lease by the lessor or any other fee owner of any leasehold parcel or any portion thereof under the Bankruptcy Reform Act. Subject to the terms of the Loan Agreement, Mortgagee shall have the right to proceed in its own name or in the name of Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute, without joining or the joinder of Mortgagor, any proofs of claim, complaints, motions, applications, notices and other documents, in any case with respect to the lessor or any fee owner of all or a portion of any leasehold parcel under the Bankruptcy Reform Act. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Secured Obligations shall have been satisfied and discharged in full. Subject to the terms of the Loan Agreement, any amounts received by Mortgagee as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied first to all costs and expenses of Mortgagee (including, without limitation, reasonable attorneys' fees) incurred in connection with the exercise of any of its rights or remedies under this paragraph. Mortgagor shall promptly make, execute, acknowledge and deliver, in form and substance satisfactory to Mortgagee, a UCC financing statement (Form UCC-1) and all such additional instruments, agreements and other documents, as may at any time hereafter be reasonably required by Mortgagee to effectuate and carry out the assignment pursuant to this paragraph.

(v)If pursuant to Subsection 365(h)(2) of the Bankruptcy Reform Act, Mortgagor shall seek to offset against the rent reserved in the Ground Lease the amount of any damages caused by the nonperformance by the lessor or any fee owner of any of their respective obligations under such Ground Lease after the rejection by the lessor or any fee owner of such Ground Lease under the Bankruptcy Reform Act, then Mortgagor shall, prior to effecting such offset, notify Mortgagee of its intent to do so, setting forth the amount proposed to be so offset and the basis therefor. Mortgagee shall have the right to object to all or any part of such offset that, in the reasonable judgment of Mortgagee, would constitute a breach of such Ground Lease, and in the event of such objection, Mortgagor shall not affect any offset of the amounts so objected to by Mortgagee. Neither Mortgagee's failure to object as aforesaid nor any objection relating to such offset shall constitute an approval of any such offset by Mortgagee.

(vi)Mortgagor shall, after obtaining knowledge thereof, promptly notify Mortgagee of any filing by or against the lessor or fee owner of any leasehold parcel of a petition under the Bankruptcy Reform Act. Mortgagor shall promptly deliver to Mortgagee, following receipt, copies of any and all notices, summonses, pleadings, applications and other documents received by Mortgagor in connection with any such petition and any proceedings relating thereto.

(vii)If there shall be filed by or against Mortgagor a petition under the Bankruptcy Reform Act and Mortgagor, as lessee under a Ground Lease, shall determine to reject such Ground Lease pursuant to Section 365(a) of the Bankruptcy Reform Act, then Mortgagor shall give Mortgagee not less than fifteen (15) days' prior notice of the date on which Mortgagor shall apply to the Bankruptcy Court for authority to reject such Ground Lease. Subject to the terms of the Loan Agreement, Mortgagee shall have the right, but not the obligation, to serve upon Mortgagor within such fifteen (15) day period a notice stating that Mortgagee demands that Mortgagor assign the Ground Lease to Mortgagee (which Mortgagee shall assume) pursuant to Section 365 of the Bankruptcy Reform Act. If Mortgagee shall serve upon Mortgagor the notice described in the preceding sentence, Mortgagor shall not seek to reject such Ground Lease and shall comply with the demand provided for in the preceding sentence.

(viii)Effective upon the entry of an order for relief with respect to Mortgagor under the Bankruptcy Reform Act, Mortgagor hereby assigns and transfers to Mortgagee a non-exclusive right to apply to the Bankruptcy Court under subsection 365(d)(4) of the Bankruptcy Reform Act for an order extending the period during which the Ground Lease may be rejected or assumed.

ARTICLE 6. DEFAULT PROVISIONS

6.1
DEFAULT. For all purposes hereof, the term "Default" shall mean (a) at Mortgagee's option, the failure of Mortgagor or any other person liable to make any payment of principal or interest on the Note or to pay any other amount due hereunder or under the Note when the same is due and payable and the continuance of such failure after the expiration of any applicable grace or cure period, whether at maturity, by acceleration or otherwise; or (b) the occurrence of any Default as defined in any one or more of the Loan Agreement, any other Loan Document or any Other Related Document, which Default is not cured within the applicable grace or cure period, if any.

6.2
RIGHTS AND REMEDIES. At any time after and during the continuance of a Default, Mortgagee shall have each and every one of the following rights and remedies in addition to Mortgagee's rights under the other Loan Documents:

(a)	With or without notice, to declare all Secured Obligations immediately due and payable.

(b)	Reserved.

(c)
With or without notice, and without releasing Mortgagor from any Secured Obligation, and without becoming a mortgagee in possession, to cure any breach or Default of Mortgagor and, in connection therewith, to enter upon the Property and do such acts and things as Mortgagee deems necessary or desirable to protect the security hereof, including, without limitation: (i) to appear in and defend any action or proceeding purporting to affect the security of this Security Instrument or the rights or powers of Mortgagee under this Security Instrument; (ii) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of Mortgagee, is or may be senior in priority to this Security Instrument, the judgment of Mortgagee being conclusive as between the parties hereto; (iii) to obtain insurance and to pay any premiums or charges with respect to insurance required to be carried under this Security Instrument; or (iv) to employ counsel, accountants, contractors and other appropriate persons.

(d)
To foreclose this Security Instrument by judicial action or power of sale pursuant to Chapter 667 of the Hawaii Revised Statutes, as may be amended from time to time, and convey the same to the purchaser and, out of the proceeds arising from such sale, to pay the Secured Obligations secured hereby with interest, and all legal costs and charges of such foreclosure and the maximum attorneys' fees permitted by law, which costs, charges and fees Mortgagor agrees to pay. Mortgagor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy and that for the purposes of any suit brought under this subparagraph, Mortgagor waives the defense of laches and any applicable statute of limitations.

(e)
To the extent this Security Instrument may encumber more than one property, the Mortgagee at its sole option shall have the right to foreclose any one property or to foreclose en masse. In any suit to foreclose the lien hereof, there shall be allowed and included as additional indebtedness to the decree for sale all costs, fees and expenses described in Section 6.6 which may be paid or incurred by or on behalf of Mortgagee to prosecute such suit, and such other costs and fees including, but not limited to, appraisers' fees, outlays for documentary and expert evidence, stenographers' charges, publication costs, accounting fees, brokerage commissions, costs of whatever nature or kind to protect and avoid impairment of the Property, and other related costs and fees as shall be necessary.

(f)
To apply to a court of competent jurisdiction for and obtain ex parte appointment without bond of a receiver of the Property as a matter of strict right and without regard to the adequacy of the security for the repayment of the Secured Obligations, the existence of a declaration that the Secured Obligations are immediately due and payable, or the filing of a notice of default, and Mortgagor hereby consents to such appointment.

(g)
To enter upon, possess, control, lease, manage and operate the Property or any part thereof, to take and possess all documents, books, records, papers and accounts of Mortgagor or the then owner of the Property, to make, terminate, enforce or modify Leases of the Property upon such terms and conditions as Mortgagee deems proper, to make repairs, alterations and improvements to the Property as necessary, in Mortgagee's sole judgment, to protect or enhance the security hereof and to continue and complete construction of the Improvements of the Property as necessary in Mortgagee's sole judgment.

(h)
Upon sale of the Property at any foreclosure sale, Mortgagee may credit bid (as determined by Mortgagee in its sole and absolute discretion) all or any portion of the Secured Obligations, and Mortgagee need not make a cash deposit in order to bid at any foreclosure sale. In determining such credit bid, to the extent permitted by law, Mortgagee may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Property as such appraisals may be discounted or adjusted by Mortgagee in its sole and absolute underwriting discretion; (ii) expenses and costs incurred by Mortgagee with respect to the Property prior to foreclosure; (iii) expenses and costs which Mortgagee anticipates will be incurred with respect to the Property after foreclosure, but prior to resale, including, without limitation, costs of structural reports and other due diligence, costs to carry the Property prior to resale, costs of resale (e.g. commissions, attorneys' fees, and taxes), costs of any hazardous materials clean-up and monitoring, costs of deferred maintenance, repair, refurbishment and retrofit, costs of defending or settling litigation affecting the Property, and lost opportunity costs (if any), including the time value of money during any anticipated holding period by Mortgagee; (iv) declining trends in real property values generally and with respect to properties similar to the Property; (v) anticipated discounts upon resale of the Property as a distressed or foreclosed property; (vi) the fact of additional collateral (if any), for the Secured Obligations; and (vii) such other factors or matters that Mortgagee (in its sole and absolute discretion) deems appropriate. In regard to the above, Mortgagor acknowledges and agrees that: (w) Mortgagee is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (x) this Section does not impose upon Mortgagee any additional obligations that are not imposed by law at the time the credit bid is made; (y) the amount of Mortgagee's credit bid need not have any relation to any loan-to-value ratios specified in the Loan Documents or previously discussed between Mortgagor and Mortgagee; and (z) Mortgagee's credit bid may be (at Mortgagee's sole and absolute discretion) higher or lower than any appraised value of the Property.

(i)	Upon the completion of any foreclosure of all or a portion of the Property, commence an action to recover any of the Secured Obligations that remains unpaid or unsatisfied.

(j)	Exercise any and all remedies at law, equity, or under the Note, Security Instrument or other Loan Documents for such Default.

6.3
APPLICATION OF FORECLOSURE SALE PROCEEDS. Except as may be otherwise required by applicable law, after deducting all fees and expenses of Mortgagee, including, without limitation, cost of evidence of title and reasonable attorneys' fees in connection with sale and costs and expenses of sale and of any judicial proceeding wherein such sale may be made, all proceeds of any foreclosure sale shall be applied: (a) to payment of all sums expended by Mortgagee under the terms hereof and not then repaid, with accrued interest at the rate of interest specified in the Note to be applicable on or after maturity or acceleration of the Note; (b) to payment of all other Secured Obligations; and (c) the remainder, if any, to the person or persons legally entitled thereto.

6.4
APPLICATION OF OTHER SUMS. All sums received by Mortgagee under this Security Instrument after a Default other than those described in Section 6.3 or Section 3.2 hereof, less all costs and expenses incurred by Mortgagee or any receiver, including, without limitation, attorneys' fees, shall be applied in payment of the Secured Obligations in such order as Mortgagee shall determine in its sole discretion; provided, however, Mortgagee shall have no liability for funds not actually received by Mortgagee.

6.5
NO CURE OR WAIVER. Neither Mortgagee's nor any receiver's entry upon and taking possession of all or any part of the Property and Collateral, nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise or failure to exercise of any other right or remedy by Mortgagee or any receiver shall cure or waive any breach, Default or notice of default under this Security Instrument, or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and Mortgagor has cured all other defaults), or limit or impair the status of the security, or prejudice Mortgagee in the exercise of any right or remedy, or be construed as an affirmation by Mortgagee of any tenancy, lease or option or a subordination of the lien of or security interests created by this Security Instrument.

6.6
PAYMENT OF COSTS, EXPENSES AND ATTORNEYS' FEES. Mortgagor agrees to pay to Mortgagee promptly upon demand all costs and expenses of any kind incurred by Mortgagee pursuant to this Article (including, without limitation, court costs and attorneys' fees, whether incurred in litigation or not, including, without limitation, at trial, on appeal or in any bankruptcy or other proceeding, or not and the costs of any appraisals obtained in connection with a determination of the fair value of the Property) with interest from the date of expenditure until said sums have been paid at the rate of interest then applicable to the principal balance of the Note as specified therein or as allowed by applicable law.

6.7
POWER TO FILE NOTICES AND CURE DEFAULTS. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, (a) to execute and/or record any notices of cessation of labor, commencement or completion of construction of the Improvements or any other notices that Mortgagee deems appropriate to protect Mortgagee's interest to the extent Mortgagor fails to timely act upon request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of the lien of this Security Instrument or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment or further assurance with respect to the Property and Collateral, Leases and Payments in favor of the grantee of any such deed, as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee's security interests and rights in or to any of the Property and Collateral, and (d) upon the occurrence of an event, act or omission which, with notice or passage of time or both, would constitute a Default, Mortgagee may perform any obligation of Mortgagor hereunder; provided, however, that: (i) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (ii) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to act (whether such failure constitutes negligence) by Mortgagee under this Section.

6.8
REMEDIES CUMULATIVE. All rights and remedies of Mortgagee provided hereunder are cumulative and are in addition to all rights and remedies provided by applicable law (including specifically that of foreclosure of this instrument as though it were a mortgage) or in any other agreements between Mortgagor and Mortgagee. No failure on the part of Mortgagee to exercise any of its rights hereunder arising upon any Default shall be construed to prejudice its rights upon the occurrence of any other or subsequent Default. No delay on the part of Mortgagee in exercising any such rights shall be construed to preclude it from the exercise thereof at any time while that Default is continuing. Mortgagee may enforce any one or more remedies or rights hereunder successively or concurrently. By accepting payment or performance of any of the Secured Obligations after its due date, Mortgagee shall not waive the agreement contained herein that time is of the essence, nor shall Mortgagee waive either its right to require prompt payment or performance when due of the remainder of the Secured Obligations or its right to consider the failure to so pay or perform a Default.

ARTICLE 7. HAWAII PROVISIONS

7.1
INSURANCE. Notice is hereby given that Mortgagor may purchase the insurance required by this Security Instrument or the other Loan Documents from an insurer of Mortgagor's choice, subject to Mortgagee's right to reject a given insurer based on reasonable standards, uniformly applied, relating to the extent of coverage required and the financial soundness and services of the insurer.

7.2
CONSTRUCTION MORTGAGE. This Security Instrument secures money to be advanced from time to time subsequent to the date of this Security Instrument, which future advances are for the purpose of paying, in whole or in part, for construction of improvements on the Property.

7.3
SPECIAL RECORDING FEES. The Secured Obligations of Mortgagor shall include, without limitation, the obligation to pay the Special Recording or any recording or similar fees assessed for the Hawaii Hurricane Relief Fund pursuant to Chapter 431P of the Hawaii Revised Statutes, if any, as well as all recording fees payable for the recording of this Security Instrument.

7.4
COMMISSIONER. Any reference to the “receiver”, “receivers”, “trustee” and/or “trustees” of the Property in this Security Instrument shall also be deemed to include any “commissioner” or “commissioners” of the Property.

ARTICLE 8. MISCELLANEOUS PROVISIONS

8.1
NOTICES. All notices, demands, or other communications under this Security Instrument and the other Loan Documents shall be in writing and shall be delivered to the appropriate party at the address set forth below (subject to change from time to time by written notice to all other parties to this Security Instrument). All notices, demands or other communications shall be considered as properly given if delivered personally or sent by first class United States Postal Service mail, postage prepaid, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid, except that notice of Default may be sent by certified mail, return receipt requested, charges prepaid. Notices so sent shall be effective three (3) days after mailing, if mailed by first class mail, and otherwise upon delivery or refusal; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

Mortgagor:	TRG IMP LLC c/o The Taubman Company 200 East Long Lake Road, Suite 300 Bloomfield Hills, MI 48304 Attention: Treasurer
With a copy to:	TRG IMP LLC c/o The Taubman Company 200 East Long Lake Road, Suite 300 Bloomfield Hills, MI 48304 Attention: General Counsel
With a copy to:	Honigman Miller Schwartz and Cohn LLP 39400 Woodard Avenue, Suite 101 Bloomfield Hills, MI 48304 Attention: Martin L. Katz
Agent:	PNC BANK, NATIONAL ASSOCIATION 755 West Big Beaver Suite 2400 Troy, MI 48084 Attention: David C. Drouillard Facility #: 0010674168
With a copy to:	PNC Real Estate 500 First Avenue 4th Fl Pittsburgh, PA 15219 Attention: Kate Lorenzato Facility #: 0010674168

Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth hereinabove. Mortgagor shall forward to Mortgagee, without delay, any notices, letters or other communications delivered to the Property or to Mortgagor naming Mortgagee or the "Construction Lender" or any similar designation as addressee, or which could reasonably be deemed to affect the construction of the Improvements or the ability of Mortgagor to perform its obligations to Mortgagee under the Loan Documents.

8.2
ATTORNEYS' FEES AND EXPENSES; ENFORCEMENT. If the Note is placed with an attorney for collection or if an attorney is engaged by Mortgagee to exercise rights or remedies or otherwise take actions to collect thereunder or under any other Loan Document, or if suit be instituted for collection, reinforcement of rights and remedies, then in all events, Mortgagor agrees to pay to Mortgagee all reasonable costs of collection, exercise of remedies or rights or other assertion of claims, including, but not limited to, reasonable attorneys' fees, whether or not court proceedings are instituted, and, where instituted, whether in district court, appellate court, or bankruptcy court.

8.3
NO WAIVER. No previous waiver and no failure or delay by Mortgagee in acting with respect to the terms of the Note or this Security Instrument shall constitute a waiver of any breach, default, or failure of condition under the Note, this Security Instrument or the obligations secured thereby. A waiver of any term of the Note, this Security Instrument or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver.

8.4
SEVERABILITY. If any provision or obligation under this Security Instrument shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from this Security Instrument and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of this Security Instrument.

8.5
HEIRS, SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided under the terms and conditions herein, the terms of this Security Instrument shall bind and inure to the benefit of the heirs, executors, administrators, nominees, successors and assigns of the parties hereto, subject to, and in accordance with, the terms and conditions of the Loan Agreement; provided, however, that this Section does not waive or modify the provisions of Section 5.8.

8.6	INTENTIONALLY DELETED.

8.7	TIME. Time is of the essence of each and every term herein.

8.8
GOVERNING LAW AND CONSENT TO JURISDICTION. With respect to matters relating to the creation, perfection and procedures relating to the enforcement of the liens created pursuant to this Security Instrument, this Security Instrument shall be governed by, and construed in accordance with, the laws of the State of Hawaii, it being understood that, except as expressly set forth above in this paragraph and to the fullest extent permitted by the laws of the State of Hawaii, the laws of the State of New York shall govern any and all matters, claims, controversies or disputes arising under or related to this Security Instrument, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties relating to this Security Instrument, the Loan Agreement and the other Loan Documents and all of the indebtedness or obligations arising thereunder or hereunder. Mortgagor hereby consents to the jurisdiction of any federal or state court within the State of New York having proper venue and also consents to service of process by any means authorized by the State of New York or federal law.

8.9	INTENTIONALLY DELETED.

8.10	HEADINGS. All article, section or other headings appearing in this Security Instrument are for convenience of reference only and shall be disregarded in construing this Security Instrument.

8.11
COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

8.12
POWERS OF ATTORNEY. The powers of attorney granted by Mortgagor to Mortgagee in this Security Instrument shall be unaffected by the disability of the principal so long as any portion of the Loan remains unpaid or unperformed. Mortgagee shall have no obligation to exercise any of the foregoing rights and powers in any event. Mortgagee hereby discloses that it may exercise the foregoing powers of attorney for Mortgagee's benefit, and such authority need not be exercised for Mortgagor's best interest.

8.13	DEFINED TERMS. Unless otherwise defined herein, capitalized terms used in this Security Instrument shall have the meanings attributed to such terms in the Loan Agreement.

8.14
RULES OF CONSTRUCTION. The word "Mortgagor" as used herein shall include both the named Mortgagor and any other person at any time assuming all or any part of the obligations of the named Mortgagor under the Note and the other Loan Documents. The term "person" as used herein shall include any individual, company, trust or other legal entity of any kind whatsoever. If this Security Instrument is executed by more than one person, the term "Mortgagor" shall include all such persons. The word "Mortgagee" or “Lender” as used herein shall include Mortgagee or Lender, as applicable, and their respective successors and assigns in accordance with, and subject to, the terms and conditions of the Loan Agreement. The term "Property" and "Collateral" means all and any part of the Property and Collateral, respectively, and any interest in the Property and Collateral, respectively.

8.15
USE OF SINGULAR AND PLURAL; GENDER. When the identity of the parties or other circumstances make it appropriate, the singular number includes the plural, and the masculine gender includes the feminine and/or neuter.

8.16	EXHIBITS, SCHEDULES AND RIDERS. All exhibits, schedules, riders and other items attached hereto are incorporated into this Security Instrument by such attachment for all purposes.

8.17
INCONSISTENCIES. In the event of any inconsistencies between the terms of this Security Instrument and the terms of the Loan Agreement or Note, including without limitation, provisions regarding collection and application of Property revenue, required insurance, tax impounds, and transfers of the Property, the terms of the Loan Agreement or Note, as applicable, shall prevail.

8.18
MERGER. No merger shall occur as a result of Mortgagee's acquiring any other estate in, or any other lien on, the Property unless Mortgagee consents to a merger in writing and in accordance with the terms of the Loan Agreement.

8.19
WAIVER OF MARSHALLING RIGHTS. Mortgagor, for itself and for all parties claiming through or under Mortgagor, and for all parties who may acquire a lien on or interest in the Property and Collateral, hereby waives all rights to have the Property and Collateral and/or any other property, which is now or later may be security for any Secured Obligation marshalled upon any foreclosure of the lien of this Security Instrument or on a foreclosure of any other lien or security interest against any security for any of the Secured Obligations. Mortgagee shall have the right, after the occurrence and during the continuance of a Default, to sell, and any court in which foreclosure proceedings may be brought shall have the right to order a sale of, the Property and any or all of the Collateral or other property as a whole or in separate parcels, in any order that Mortgagee may designate.

8.20
ADVERTISING. In connection with the Loan, Mortgagor hereby agrees that Mortgagee and its subsidiaries ("PNC Bank") may, subject to Mortgagor’s prior approval, not to be unreasonably withheld, conditioned or delayed, publicly identify details of the Loan in PNC Bank advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail, or internet advertising or communications. Such details may include the name of the Property, the address of the Property, the amount of the Loan, the date of the closing and a description of the size/location of the Property.

8.21
INTEGRATION; INTERPRETATION. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Mortgagee in writing. The Loan Documents grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Security Instrument and to the Property and Collateral and such further rights and agreements are incorporated herein by this reference.

8.22
NON-RECOURSE. No recourse shall be had under this Security Interest against any constituent partners, members, or shareholders (direct or indirect) in Mortgagor except as and to the extent set forth in Section 2.15 of the Loan Agreement.

IN WITNESS WHEREOF, Mortgagor has executed this Security Instrument as of the date first above written.

MORTGAGOR:
/s/ Mindy M. Lind Rumpl WITNESS #1 Mindy M. Lind Rumpl /s/ Michelle Puricelli WITNESS #2 Michelle Puricelli	TRG IMP LLC, a Delaware limited liability company By: /s/ Simon Leopold Name: Simon Leopold Its: Authorized Signatory

ACKNOWLEDGEMENT
STATE OF Michigan    )
) ss.:
COUNTY OF Oakland    )

The foregoing instrument was acknowledged before me this 11th day of August, 2015, by Simon Leopold in his capacity as Authorized Signatory of TRG IMP LLC, a Delaware limited liability company, on behalf of the company. He is personally known to me or has produced ___ as identification and acknowledged to me that he executed the same as the free act and deed of such person, in his authorized capacity and that by his signature on the instrument, the person, or the entity, in its capacity above noted, upon behalf of which the person acted, executed the instrument.

/s/ Susan K. Link
Notary Public
My Commission Expires: ________________
SUSAN K. LINK
NOTARY PUBLIC, STATE OF MI
COUNTY OF OAKLAND
MY COMMISSION EXPIRES OCT 10, 2018
ACTING IN COUNTY OF OAKLAND

EXHIBIT A - DESCRIPTION OF PROPERTY
Exhibit A to Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing between TRG IMP LLC, a limited liability company organized under the laws of Delaware as Mortgagor and PNC Bank, National Association, as "Mortgagee", dated as of August 14, 2015.

All that certain real property located in the County of Honolulu, State of Hawaii, described as follows:

ITEM I: TAX KEY: (1) 2-6-022-036, 038, 043, 037 & 039

RETAIL GROUND LEASE

LESSOR:    QUEEN EMMA LAND COMPANY, a Hawaii non-profit corporation
LESSEE:    TRG IMP LLC, a Delaware limited company
DATED:    August 9, 2013
RECORDED:    Unrecorded
TERM:    the period commencing on the day after the end of the Construction
Period and ending on the expiration of the 65th full Lease Year after the Rent Commencement Date, with Extension Option, more
particularly defined therein

A MEMORANDUM OF RETAIL GROUND LEASE dated August 9, 2013, recorded August 9, 2013 in the Office of Assistant Registrar of the Land Court of the State of Hawaii as Document No. T-8621110.

Said Lease demising the following described premises:

FIRST:

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOT 27, area 7,120 square feet, more or less, as shown on Map 17, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 324 of Bruce Cartwright, Trustee under the Will and of the Estate of Emma Kaleleonalani, deceased.

SECOND:

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOT 29, area 124,917 square feet, more or less, as shown on Map 17, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 324 of Bruce Cartwright, Trustee under the Will and of the Estate of Emma Kaleleonalani, deceased

THIRD:

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOT 30-B, area 71,111 square feet, more or less, as shown on Map 34, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 324 of Bruce Cartwright, Trustee under the Will and of the Estate of Emma Kaleleonalani, deceased.

FOURTH:

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii,
described as follows:

LOT 28, area 7,120 square feet, more or less, as shown on Map 17, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 324 of Bruce Cartwright, Trustee under the Will and of the Estate of Emma Kaleleonalani, deceased.

AS TO FIRST, SECOND, THIRD AND FOURTH:

Being all of the property described in and covered by Transfer Certificate of Title No. 991,054, issued to QUEEN EMMA LAND COMPANY, a Hawaii nonprofit corporation.

FIFTH:
All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOT 48, area 50,323 square feet, more or less, as shown on Map 25, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 324 of Bruce Cartwright, Trustee under the Will and of the Estate of Emma Kaleleonalani, deceased

Being all of the property described in and covered by Transfer Certificate of Title No. 220,622, issued to QUEEN EMMA LAND COMPANY, a Hawaii nonprofit corporation.

ITEM II:
Non-exclusive easements affecting the Land more particularly described therein, as granted by RECIPROCAL GRANTS OF EASEMENTS (OEH GRANT), dated as of August 9, 2013, recorded August 9, 2013 in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document Nos. T-8621112A through T-8621112E, affecting Land(s) covered by Transfer Certificate of Title Nos. 991,052, 220,621, 210,980. 210,981 and 210,985; and subject to the terms and provisions contained therein.

ITEM III:

Non-exclusive easements affecting Lot 54 as granted by RECIPROCAL GRANTS OF EASEMENTS (Duke's Lane), dated as of August 9, 2013, recorded August 9, 2013 in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document Nos. T-8621113A through T-8621113D, affecting land(s) covered by Transfer Certificate of Title No. 991,062; and subject to the terms and provisions contained therein:

ITEM IV: AS TO LOT 29, TAX KEY (1) 2-6-022-038:

Non-exclusive easement appurtenant to Lot 29, for pedestrian and vehicular ingress and egress, roadway, storm and sanitary sewers and underground utility purposes on, over, under, across and through Easement "Y" and the portion of Easement "H" affecting and encumbering Lot 30-A, as granted by GRANT OF EASEMENTS dated as of August 9, 2013, recorded August 9, 2013 in the Office of the Assistant Registrar of the Land Court as Document No. T-8621118, affecting land(s) covered by Transfer Certificate of Title No. 991,055; and subject to the terms and provisions contained therein.

ITEM V: AS TO LOT 29, TAX KEY (1) 2-6-022-038:

Grant of easement as set forth by RECIPROCAL GRANTS OF EASEMENTS (Lot 29 - Lot - 30-A) dated as of August 9, 2013, recorded August 9, 2013 in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No, T-8621115A through T-8621115B, affecting land(s) covered by Transfer Certificate of Title No. 991,055; and subject to the terms and provisions contained therein.

ITEM VI: AS TO LOT 48, TAX KEY (1) 2-6-022-039:
Non-exclusive easement for sanitary sewer purposes under and within Easement "R' within Lot 49, as shown on Map 25, and Easement "1" within Lot 4-A, as shown on Map 4, of Land Court Application No. 1004, as set forth by Land Court Order No. 18840, filed March 23, 1961, noted on Transfer Certificate of Title 220,622.